Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-196651) and related Prospectus of Receptos, Inc. and to the incorporation by reference in this Registration Statement (Form S-3) filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of Receptos, Inc. for the registration of shares of its common stock with an aggregate offering price not to exceed $34,194,387.50, of our report dated March 6, 2014, with respect to the consolidated financial statements of Receptos, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

June 17, 2014